Exhibit 99.5

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis together with our consolidated financial statements and notes thereto included in this Annual Report. The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, our actual results may differ materially from those expressed or implied by the forward-looking statements. See Item 1A. — “Risk Factors” — .

General

We provide marine construction services for the offshore oil and gas and other energy related industries in the U.S. Gulf of Mexico, Latin America, Southeast Asia and West Africa.

Our primary services include:

•	laying, burying or repairing marine pipelines;

•	providing hook-up and commissioning services;

•	installing production platforms and other structures; and

•	disassembling and salvaging production platforms and other structures.

The demand for offshore construction services depends largely on the condition of the oil and gas industry and, in particular, the level of capital expenditures by oil and gas companies for developmental construction. These expenditures are influenced by:

•	the price of oil and gas and industry perception of future prices;

•	expectations about future demand and prices;

•	the ability of the oil and gas industry to access capital;

•	the cost of exploring for, producing and developing oil and gas reserves;

•	discovery rates of new oil and gas reserves in offshore areas;

•	sale and expiration dates of offshore leases in the United States and abroad;

•	local and international political and economic conditions;

•	governmental regulations;

•	the availability and cost of capital; and

•	damage to structures and pipelines caused by hurricanes and severe weather conditions in the U.S. Gulf of Mexico.

Historically, oil and gas prices and the level of exploration and development activity have fluctuated substantially, impacting the demand for pipeline and marine construction services. Factors affecting our profitability include competition, equipment and labor productivity, contract estimating, weather conditions and other risks inherent in marine construction. The marine construction industry in the U.S. Gulf of Mexico and offshore Mexico is highly seasonal as a result of weather conditions with the greatest demand for these services occurring during the second and third calendar quarters of the year. International shallow water areas offshore Southeast Asia are less cyclical and are not impacted seasonally to the degree the U.S. Gulf of Mexico and offshore Mexico is impacted. The West Africa work season helps to offset the decreased demand during the winter months in the U.S. Gulf of Mexico and offshore Mexico.

Overview

The completion of our recapitalization plan and debt refinancing during 2005, and continuing in 2006, has improved our financial condition. We closed $70 million of senior secured term loans to refinance maturing debt and provide additional financing to meet our working capital needs, and during 2005, a total of approximately

$98 million of subordinated debt was exchanged in transactions that resulted in the issuance of 25,960,847 shares of common stock. In addition to our improved financial condition, our operating results have shown steady improvement throughout the year ended December 31, 2005. We also entered into a secured term loan in March 2006 to refinance a portion of our debt maturing in 2006 and 2007.

Our gross profit was $56.8 million, or 17.5% of contract revenues of $325.0 million, for the year ended December 31, 2005, resulting in operating income of $21.9 million. For the year ended December 31, 2004, our gross profit was $27.8 million, or 10.9% of contract revenues of $254.2 million, resulting in an operating loss of $(34.2) million. For the year ended December 31, 2003, our gross profit was $6.5 million, or 2.4% of contract revenues of $270.3 million, resulting in an operating loss of $(69.7) million. The improvement in our operating results is primarily attributable to our domestic operations. Gross profit on domestic contracts was $49.0 million or 27.2% of contract revenues of $180.2 million for 2005. The improvement in competitive market conditions and pricing levels in the U.S. Gulf of Mexico are reflected in the significant increase in our gross profit.

We have experienced a substantial increase in demand for repair and salvage work caused by the hurricane activity in the U.S. Gulf of Mexico, and currently, the increased level of activity in this region exceeds the availability of assets and equipment to satisfy this demand. Oil and gas companies increased their capital expenditures for offshore construction services on the U.S. continental shelf in the Gulf of Mexico beginning in the second half of 2004 and continuing in 2005 in response to higher energy prices. Our domestic revenues have increased as a result of the combination of greater demand for new project construction and the hurricane related repair and salvage work. Given the demand for new project construction and the substantial damage caused by Hurricane Ivan (September 2004), Hurricane Katrina (August 2005) and Hurricane Rita (September 2005), we anticipate that our vessel utilization and repair and salvage work in the U.S. Gulf of Mexico will remain at high levels during 2006 and 2007.

Our operating income of $21.9 million for the year ended December 31, 2005 is net of charges totaling $4.7 million for the reserve on the settlement of all claims related to the suit filed against Williams Oil Gathering LLC (Williams) and impairment losses related to the sale of our remaining assets held for sale and inventory. The operating loss of $(34.2) million for 2004 includes a total of $37.7 million of reserves for claims and receivables and non-cash impairment losses.

The net loss of $(71.1) million, or $(16.09) per share-diluted, for the year ended December 31, 2005 reflects non-cash charges totaling $63.1 million related to the completion of our recapitalization plan during 2005. The net loss for fiscal year 2005 includes a $40.0 million charge to interest expense related to the amortization of the debt discount for the beneficial conversion feature of our Series B Preferred Stock in December 2005. We also recognized losses on debt extinguishment totaling $23.1 million, primarily related to the Exchange Transaction, which reflects the write-off of the unamortized portion of deferred loan fees and debt discount. The loss for 2004 was $(63.6) million, or $(51.45) per share-diluted, and for 2003 was $(72.5) million, or $(68.58) per share-diluted. Our outstanding shares of common stock increased during 2005 primarily due to the shares issued in exchange for subordinated debt resulting in a decreased loss per share-diluted for 2005 compared with 2004 and 2003.

Results of Operations

Information relating to Horizon’s operations follows (in millions):

	Year Ended December 31,
	2005	2004	2003

Revenues:
Domestic — U.S. Gulf of Mexico	$180.2	$69.7	$94.1
Domestic — Other	—	3.3	107.6
Latin America	33.3	58.2	3.9
West Africa	76.8	17.4	16.2
Southeast Asia/Mediterranean	34.7	105.6	48.1
Other	—	—	0.4

Total	$325.0	$254.2	$270.3

Gross Profit(1):
Domestic — U.S. Gulf of Mexico	$49.0	$(8.4)	$(8.4)
Domestic — Other	—	1.8	9.2
Latin America	0.4	11.5	(0.7)
West Africa	7.9	0.9	(1.4)
Southeast Asia/Mediterranean	(0.5)	22.0	8.1
Other	—	—	(0.3)

Total	$56.8	$27.8	$6.5

(1)	Gross profit for each geographic segment includes costs incurred related to idle and stacked equipment.

Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

Contract Revenues.

Our revenues increased during 2005 primarily due to our domestic operations. The increase in our domestic revenues is due to a number of factors. The demand for marine construction services in the U.S. Gulf of Mexico increased during 2005, coupled with a decline in the number of vessels deployed by our competitors in the U.S. Gulf of Mexico during the first nine months of 2005. Oil and gas companies operating on the U.S. continental shelf in the Gulf of Mexico have increased their capital expenditures in response to the higher energy prices. Also, the unprecedented hurricane activity caused significant damage to production platforms and pipelines creating a substantial amount of pipeline and structural repair work to bring oil and gas production back on-line. Approximately 45% (or approximately $81 million) of our domestic revenues for 2005 relates to projects for this repair work.

Our operating revenues for West Africa during 2005 increased significantly compared with 2004 and reflect the work performed and billed to the West Africa Gas Pipeline Company (WAPCo) under the contract for the installation of the West Africa Gas Pipeline. Contract revenues and gross profit for Latin America were lower in 2005 compared to 2004 due to the timing of contracts awarded during 2005. We began work in July 2005 on a significant Pemex project and received a major change order to expand the scope of our service in January 2006. Also, we were awarded another significant Pemex project involving the engineering and procurement of 20” and 24” diameter line pipe to begin in February 2006 with construction scheduled to begin in May 2006. For the Southeast Asia/Mediterranean geographic segment, the substantial completion of the IEC project during the first part of 2005 and the redeployment of vessels from this region to West Africa and the U.S. Gulf of Mexico resulted in lower contract revenues and an operating loss for 2005. We currently do not have any vessels located in this geographic area.

Gross Profit.

Gross profit was $56.8 million (17.5% of contract revenues) for 2005 compared with a gross profit of $27.8 million (10.9% of contract revenues) for 2004. The level of contract revenues for 2005 relative to our operating cost structure has resulted in improved margins. Higher pricing levels in the U.S. Gulf of Mexico and improvement in competitive market conditions are also reflected in the significant increase in our gross profit from domestic operations. Vessel utilization during 2005 has remained at higher levels than 2004, due to the increased demand for offshore construction services. The number of vessels working in the U.S. Gulf of Mexico decreased during the first nine months of 2005, which also contributed to our improved vessel utilization during that period. However, during the fourth quarter of 2005, our competitors began to mobilize additional vessels and equipment into service in both the U.S. Gulf of Mexico and offshore Mexico.

Gross profit from our West Africa segment improved in 2005 due to the pipelay activities performed during the fourth quarter of 2005 on the West Africa Gas Pipeline. Profit margins in our Latin America geographic segment reflect the reduced contract activity prior to July 2005 compared to the contract activity in 2004. We were awarded a significant Pemex project in July 2005, and our profit margins during the fourth quarter of 2005 improved as we performed work on this project. Also, we were awarded another significant Pemex project in February 2006. Our Southeast Asia/Mediterranean geographic segment generated losses for 2005 compared to a significant gross profit for 2004 due to work performed on the IEC project in 2004, and the substantial completion of this project during the first part of 2005 and no significant project activity in these regions subsequent to the IEC project.

Selling, General and Administrative Expenses.

Selling, general and administrative expenses were $30.9 million (9.5% of contract revenues) for 2005, compared with $30.7 million (12.1% of contract revenues) for 2004. Selling, general and administrative expenses includes $4.2 million of amortization of deferred compensation expense related to the restricted stock granted during 2005 and $2.1 million recorded under our 2005 bonus plan. This increase was partially offset by reduced legal expenses associated with our ongoing claims when compared to legal expenses incurred during 2004. Selling, general and administrative expenses as a percentage of revenues decreased in 2005 compared with 2004 due to the substantial improvement in the marine construction industry in the U.S. Gulf of Mexico and the increase in our contract revenues.

Reserve for Claims and Receivables.

On July 7, 2005, we settled all claims related to the suit filed against Williams for breach of contract and wrongful withholding of amounts due to us for services provided on a pipeline project in 2003 for $4.8 million. The carrying amount reflected in our financial statements for these claims was $6.5 million, and we recorded a $1.7 million reserve for the settlement of the Williams claim during 2005.

During the fourth quarter of 2004, we recorded a reserve of $5.7 million related to the pending settlement of our litigation with Iroquois for less than the carrying value of the claims and receivables of $27.2 million. In March 2005, we reached a settlement with Iroquois and collected gross proceeds of $21.5 million.

Impairment of Property, Equipment and Intangibles.

There were no impairment losses on property and equipment during 2005. During 2004, we recorded a net impairment loss of $20.3 million on the Gulf Horizon and related assets as a result of a fire it sustained while on tow to Israel, a $1.1 million impairment charge resulting from the removal from service of the Cajun Horizon and a $1.0 million impairment charge for the remaining book value of goodwill related to one of our inactive Mexican subsidiaries. The depressed market for the marine construction industry and increased competition for construction projects throughout 2003 and 2004 resulted in a decline in the utilization of our vessels, triggering the impairment of the vessels in 2004.

Impairment Loss on Assets Held for Sale.

During 2005, we sold our remaining assets held for sale and recorded a $2.3 million impairment loss to reduce their carrying value to the fair value prior to their sale. During the second quarter of 2004, we implemented a plan to sell the Phoenix Horizon (a marine construction vessel), two dive support vessels and a cargo barge, and we recorded a charge of $3.3 million as an impairment loss on these assets held for sale during 2004 to reduce the net carrying value of these assets to the fair value, less the estimated cost to sell the assets.

Interest Expense.

Interest expense was $67.6 million for the year ended December 31, 2005, compared to $26.0 million for 2004 as follows (in millions):

	Year Ended
	December 31,
	2005	2004

Cash paid for interest	$11.7	$8.0
Interest paid in-kind	7.0	11.2
Accretion in the fair value of the Series A and Series B Preferred Stock	1.9	(1.6)
Amortization of beneficial conversion feature of the Series B Preferred Stock	40.0	—
Other non-cash charges, net	7.0	8.4

	$67.6	$26.0

Other non-cash charges to interest expense primarily include the amortization of debt discounts and deferred loan fees. Our total outstanding debt was $130.1 million at December 31, 2005, compared to $232.8 million before debt discount of $20.2 million at December 31, 2004. Interest expense increased significantly due to the amortization of the $40.0 million debt discount for the beneficial conversion feature of our Series B Preferred Stock in December 2005, higher interest rates on outstanding debt balances prior to the refinancing of debt in the second quarter of 2005 and other finance costs associated with the repayment of debt during 2005.

Interest Income.

Interest income includes interest from cash investments for the years ended December 31, 2005 and 2004 of $777,000 and $286,000, respectively. Cash investments consist of interest bearing demand deposits and short term money market investment accounts. Interest income increased due to higher average cash and cash investment balances during 2005.

Loss on Debt Extinguishment.

We recognized a loss on debt extinguishment of $23.1 million for year ended December 31, 2005, primarily related to the exchange of debt for equity in June 2005 and a prepayment of our 18% Subordinated Notes in January 2005 with a $3.5 million collection from Pemex, which reflects the write-off of the unamortized portion of the deferred loan fees and debt discount. Loss on debt extinguishment for 2004 of $1.7 million includes the write-off of deferred loan fees and the write-off of debt discount related to the prepayment of our 18% Subordinated Debt with a $4.5 million collection from Pemex.

Other Income (Expense).

Other income (expense) for 2005 primarily consisted of $(26,000) of net foreign currency loss due to activity in Mexico denominated in Mexican pesos and a decrease of the U.S. dollar compared to the Mexican peso offset by a $41,000 net gain on sale of assets. Included in other income (expense) for 2004 is $85,000 of net foreign currency gain due to activity in Mexico denominated in Mexican pesos and an increase in the U.S. dollar compared to the Mexican peso and $32,000 of net gain on sale of assets.

Income Taxes (Benefit).

We use the liability method of accounting for income taxes. We recorded a federal income tax provision of $3.0 million on a pre-tax loss of $(68.0) million for 2005. We recorded a federal income tax provision of $2.1 million on a pre-tax loss of $(61.5) million for 2004. The provision for 2005 relates to foreign taxes on income generated from international operations. There was no tax benefit recorded on pre-tax losses due to the valuation allowance for the year ended December 31, 2005 to fully offset our net deferred tax assets that are not expected to be realized due to the uncertainty of future taxable income. In June 2005, we experienced an ownership change under Section 382 of the Internal Revenue Code. As a result, we reduced our deferred tax assets pursuant to the Section 382 limitation and the amount of our pre-change of control net operating losses that may be utilized to offset future taxable income is subject to an annual limitation. See Note 6 of our notes to consolidated financial statements. The utilization of any net operating loss carryforwards is dependent on the future profitability of the company. Accordingly, no assurance can be given regarding the ultimate realization of such loss carryforwards.

Net Loss.

Net loss was $(71.1) million, or $(16.09) per share-diluted, for 2005, compared to a net loss for 2004 of $(63.6) million, or $(51.45) per share-diluted. The weighted average number of shares used in computing the loss per share were 4,417,341 and 1,235,561 for the years ended December 31, 2005 and 2004, respectively. The outstanding shares of common stock increased during 2005 primarily due to the shares issued in exchange for our subordinated debt.

Year Ended December 31, 2004 Compared To The Year Ended December 31, 2003

Contract Revenues.

Contract revenues were $254.2 million for 2004, compared to $270.3 million for 2003. Revenues for 2004 decreased 6.0% compared with 2003. The decline in revenues is primarily attributable to a decrease in pricing of services for marine construction in the U.S. Gulf of Mexico due to a highly competitive market during 2004, the sustained difficult economic environment and the depressed market in the marine construction industry for the U.S. Gulf of Mexico. Our customer mix in 2004 changed significantly compared to the mix of customers in 2003. The decline in domestic — other revenues reflects our lack of work in the Northeastern U.S. during 2004 compared to 2003. For 2003, revenues generated in the Northeastern U.S. accounted for 40% of consolidated revenues. Our domestic — U.S. Gulf of Mexico revenues and gross profits were further reduced by unusually adverse weather conditions during the second quarter of 2004; however, the named storms and hurricanes in the U.S. Gulf of Mexico during the third quarter of 2004 did not significantly impact vessel utilization and profit margins because we were paid contract rates for weather and were subsequently able to complete our projects under construction. The award and execution of our first project in the Mediterranean for IEC during 2004 accounted for a significant portion of our consolidated revenues for 2004. Also, revenues from our Latin American operations increased significantly for 2004 compared to 2003. Revenues related to the IEC contract accounted for 36% and the Pemex contract accounted for 23% of consolidated revenues for 2004. Construction activities related to our project in Southeast Asia accounted for 5.7% of our consolidated revenues for 2004. The diversion of the Sea Horizon from its scheduled work in Southeast Asia to work on the IEC project due to the loss of the Gulf Horizon as a result of a fire adversely impacted revenues and gross profit. Construction activities related to the two-year pipeline and structural installation program in Nigeria were completed during the second quarter of 2004; however, we completed a contract for the repair of a 26” diameter export pipeline in Nigeria for the same customer during the third quarter of 2004. Revenues from our West Africa operations accounted for 6.8% of our consolidated revenues for 2004.

Gross Profit.

Gross profit was $27.8 million (10.9% of contract revenues) for 2004 compared with a gross profit of $6.5 million (2.4% of contract revenues) for 2003. The improvement in gross profit for 2004 is attributable to our operations in the Mediterranean and Latin American areas. We recorded a $6.4 million impairment charge to cost of contract revenues of our domestic operations related to our inventory of production platforms and other structures during the fourth quarter of 2004, which reduced our gross profit by 2.5% of contract revenues. Our domestic operations generated losses, as we did not have a sufficient level of contract activity and associated revenues to support our operating cost structure. In addition, domestic gross profit was negative as a result of the continuing low levels of vessel utilization due to competitive market conditions in the U.S. Gulf of Mexico. Also, we were unable to stay on budget for two projects in the U.S. Gulf of Mexico during the first and second quarters of 2004 as we were not as productive in executing the projects as originally estimated when the work was bid, resulting in lower gross profit. The construction activities related to the two-year pipeline and structural installation program in Nigeria and the repair work on a 26” diameter pipeline resulted in a gross profit for this region for 2004. Our Southeast Asia operations generated a loss as the Sea Horizon was mobilized to work on the IEC contract offshore Israel in July 2004.

Selling, General and Administrative Expenses.

Selling, general and administrative expenses were $30.7 million (12.1% of contract revenues) for 2004, compared with $21.7 million (8.0% of contract revenues) for 2003. Selling, general and administrative expenses increased for 2004 compared to 2003 primarily due to additional legal costs of $1.7 million associated with our ongoing contract disputes and related litigation, $2.0 million of costs incurred to recover the Gulf Horizon subsequent to a fire sustained while on tow to Israel and to obtain repair estimates, and $0.5 million of costs incurred as we implement Section 404 of the Sarbanes-Oxley Act. During 2004, we also incurred $0.6 million in legal costs associated with restructuring our existing debt and $1.8 million related to professional advisor and consulting fees associated with the restructuring of our existing debt. We recorded net severance and restructuring costs of $2.1 million primarily related to the severance benefit of our former president under his amended employment agreement and another senior employee termination during 2004. During 2003, we recorded charges of $680,000 related to severance and other costs in connection with the resignation of a key employee and additional costs related to a consulting firm in Mexico assisting us in the administration of our Pemex claims.

Reserve for Claims and Receivables.

During the fourth quarter of 2004, we recorded a reserve of $5.7 million related to the pending settlement of our litigation with Iroquois for less than the carrying value of the claims and receivables of $27.2 million. In March 2005, we reached a settlement with Iroquois and collected gross proceeds of $21.5 million.

During the fourth quarter of 2003, we recorded a reserve of $33.1 million related to our outstanding EPC 64 contract claims against Pemex since we have been unsuccessful in resolving such claims. Since the ultimate amount and timing of payment of these claims is uncertain, we recorded this reserve for the outstanding receivable to reflect our best estimate of the amount that we believe we will collect. We did not record any additional reserves related to this Pemex receivable during 2004.

Impairment of Property, Equipment and Intangibles.

During 2004, we recorded a net impairment loss of $20.3 million on the Gulf Horizon and related assets as a result of a fire it sustained while on tow to Israel and the subsequent denial of our insurance claim, a $1.1 million impairment charge resulting from the removal from service of the Cajun Horizon and a $1.0 million impairment charge for the remaining book value of goodwill related to one of our inactive Mexican subsidiaries. In 2003, we recognized a $21.3 million impairment loss on the value of the Phoenix Horizon, two diving support vessels, one small construction vessel, a cargo barge and related marine equipment due to lower expected utilization levels. The difficult economic environment and depressed market for the marine construction industry throughout 2003 and 2004 resulted in a decline in the utilization of our vessels, triggering the impairment of the vessels, the cargo barge and related marine equipment.

The impairment losses on several of our marine construction vessels were recognized under Statement of Financial Accounting Standards (SFAS) No. 144 during 2004 and 2003. The impairment losses were based upon the cost of the vessels in excess of their estimated fair value based upon expected sales prices as determined by broker quotations or orderly liquidation value appraisals from third parties. The sustained difficult economic environment, depressed market for the marine construction industry and increased competition for construction projects throughout 2003 and 2004 has resulted in a decline in the utilization of our vessels, triggering the impairment of the vessels.

Impairment Loss on Assets Held for Sale.

During the second quarter of 2004, we implemented a plan to sell the Phoenix Horizon (a marine construction vessel), two dive support vessels and a cargo barge, and we recorded a charge of $3.3 million as an impairment loss on these assets held for sale during 2004 to reduce the net carrying value of these assets to the fair value, less the estimated cost to sell the assets. There were no assets held for sale or impairment losses on assets held for sale during 2003.

Interest Expense.

Interest expense for 2004 was $26.0 million, with no interest capitalized for the year. Interest expense for 2003 was $9.5 million, net of $0.1 million of capitalized interest. The face value of our total outstanding debt was $232.8 million excluding debt discount of $20.2 million at December 31, 2004, compared to $171.5 million at December 31, 2003. Interest expense increased due to higher average outstanding debt balances, higher interest rates and other financing costs. Interest expense also increased due to the amortization of the debt discount associated with the Subordinated Notes, amortization of deferred loan fees over the term of the respective debt and paid in-kind interest on the Subordinated Notes. Cash paid for interest was $8.0 million, interest paid in-kind was $11.2 million and amortization of debt discounts and deferred loan fees was $8.4 million for 2004, less a $1.6 million decrease in the fair value of the liability related to the Series A Preferred Stock.

Interest Income.

Interest income includes interest from cash investments for the years ended December 31, 2004 and 2003 of $286,000 and $67,000, respectively. Cash investments consist of interest bearing demand deposits. Interest income for 2004 primarily relates to interest earned on our escrow accounts securing performance bonds and letters of credit recorded as restricted cash.

Loss on Debt Extinguishment.

Loss on extinguishment of debt includes the write-off of deferred loan fees of $800,000 and debt discount of $754,000 related to the $4.5 million collected from Pemex used to prepay a portion of the 18% Subordinated Notes during the third quarter of 2004. Also included in the loss on debt extinguishment is the write-off of deferred loan fees of $165,000 for the early payment of our $15.0 million term loan with Elliott Associates, L.P. during the first quarter of 2004 in connection with the issuance of the 16% Subordinated Notes. In March 2004, we issued $65.4 million of 16% Subordinated Notes and used a portion of the proceeds to repay our outstanding loan with Elliott Associates, L.P.

Loss on debt extinguishment relates to a prepayment penalty of $569,000 and the write-off of deferred loan fees of $299,000 for the early retirement of debt during the second quarter of 2003. In June 2003, we refinanced the Sea Horizon with another lender and used a portion of the proceeds to repay and extinguish our previous lender’s debt resulting in a loss on debt extinguishment. This refinancing secured in 2003 provided additional liquidity and working capital to fund operations due to our inability to collect our Pemex receivables and claims.

Other Income (Expense).

Other income (expense) for 2004 primarily consisted of $85,000 of net foreign currency gain due to activity in Mexico denominated in Mexican pesos and an increase in the U.S. dollar compared to the Mexican peso and $32,000 of net gain on sale of assets. Included in other income (expense) for 2003 is a $(115,000) of net foreign currency loss due to activity in Mexico denominated in Mexican pesos and a weakening of the Mexican peso compared to the U.S. dollar.

Income Taxes (Benefit).

We use the liability method of accounting for income taxes. We recorded a federal income tax provision of $2.1 million on a pre-tax loss of $(61.5) million for 2004. We recorded a federal income tax benefit of $(7.6) million, at a net effective rate of 9.5% on a pre-tax loss of $(80.1) million for 2003. The provision for 2004 relates to foreign taxes on income generated from international operations, which was reduced by the refund we received of $784,000 for the deduction of alternative minimum tax net operating losses from prior years against alternative minimum taxable income generated in prior years allowed by the Job Creation and Worker Assistance Act of 2002. For 2003, the difference in the effective tax rate and the statutory tax rate is primarily due to the tax benefit recognized in 2003 attributable to a research and development credit of $(3.4) million. There was no tax benefit recorded on pre-tax losses due to the recording of additional valuation allowance of $22.3 million for the year ended December 31, 2004 to fully offset our net deferred tax assets that are not expected to be realized due to the uncertainty of future taxable income. The utilization of any net operating loss carryforwards is dependent on the future profitability of the company. Accordingly, no assurance can be given regarding the ultimate realization of such loss carryforwards.

Net Loss.

Net loss was $(63.6) million, or $(51.45) per share-diluted, for 2004, compared to a net loss for 2003 of $(72.5) million, or $(68.58) per share-diluted.

Liquidity and Capital Resources

Recent Events

Beginning the fourth quarter of 2005, we initiated a plan to refinance a significant portion of our debt maturing in 2006, as well as our Senior Credit Facilities maturing in 2007. On March 9, 2006, we entered into a secured term loan agreement with the CIT Group pursuant to which we borrowed approximately $77.4 million (inclusive of closing costs and fees of approximately $2.7 million), which matures over a 60 month period. The proceeds from this term loan were used to repay existing debt and to pay closing costs and fees.

The $77.4 million credit facility bears interest LIBOR plus 4.5% and is payable in 60 monthly installments of $0.9 million, plus interest, for the first 24 months beginning March 31, 2006 and $0.6 million, plus interest, for the next 35 months with a balloon payment at maturity on March 9, 2011. We are also required to repay $5.0 million either upon receipt of proceeds from our Pemex claim or Gulf Horizon insurance claim or on March 31, 2008. The loan is collateralized by mortgages on most of our vessels and contains customary events of default, cross-default provisions and covenants that restrict our ability to create additional liens, consolidate or merge with another company, incur additional indebtedness, enter into certain charter agreements, dispose of assets, repay certain indebtedness, enter into affiliate transactions, enter into certain lease agreements, pay dividends or operate the vessels that collateralize this new term loan outside the Gulf of Mexico (including U.S. waters, Mexican waters and international waters therein) without the lender consent. The loan also requires us to maintain financial ratios at quarterly determination dates, including a fixed charge coverage ratio, as defined, of not less than 1.33 to 1 (determined by dividing EBITDA by the sum of current maturities of long-term debt, cash interest and tax expense on a rolling four quarter basis). Upon an event of default under the new CIT Group term loan, the interest rate increases by 2.50%.

Recapitalization

During 2003 and 2004 and the first part of 2005, our liquidity position caused us to incur a substantial amount of debt and to closely manage our cash. Due to our substantial debt maturing in 2005 and immediate need for working capital financing necessary to support our operations, we proceeded to implement our recapitalization plan with the holders of our Subordinated Notes in two steps. The first step consisted of closing term loans of $30 million and $40 million under the Senior Credit Facilities with the holders and affiliates of holders of our Subordinated Notes. Upon closing these loans, we received net proceeds of $44.2 million, after repayment of the $25.8 million outstanding, including $0.2 million of accrued interest, under a revolving credit facility with the CIT Group. The second step of our recapitalization plan consisted of a debt for equity exchange. We issued 2,400,001 shares of our common stock and one million shares of Series B Preferred Stock to the holders of our Subordinated Notes in exchange for approximately $85 million of the approximately $110 million aggregate principal amount of total outstanding Subordinated Notes at June 10, 2005 and all of the 1,400 outstanding shares of our Series A Preferred Stock. The one million shares of Series B Preferred Stock were exchanged or converted into 22,165,574 shares of our common stock during the fourth quarter of 2005. During 2005, we also completed the Private Placement, resulting in net proceeds of $18.8 million after deducting commissions and other expenses of $1.2 million. In addition, in December 2005, we exchanged approximately $13.2 million principal amount (including accrued and unpaid interest) of 8% Subordinated Notes in transactions which resulted in the issuance of 1,395,272 shares of our common stock. As of December 31, 2005, we had $12.8 million, including paid-in kind interest, of 8% Subordinated Notes outstanding. The issuance of shares of common stock during 2005 has resulted in significant dilution to our existing common stockholders and the book value of their shares of our common stock. As a result, certain of our stockholders have the ability, acting alone or in concert with other significant stockholders, to exercise a significant degree of influence over matters relating to the composition of our board of directors, as well as other corporate matters submitted to a vote of stockholders.

Cash Flows

Cash used in operations was $(2.3) million for the year ended December 31, 2005, compared to cash provided by operations of $2.1 million for the year ended December 31, 2004 and cash used in operations of $(53.1) million for the fiscal year 2003. Cash used in operations is primarily attributable to the increase in costs in excess of billings for costs and estimated revenues in excess of amounts billed on two of our larger projects. These amounts were billed subsequent to December 31, 2005 in accordance with contract terms and milestones. For 2004, cash provided by operations was primarily attributable to the billing and subsequent collection on the IEC and current Pemex projects and the requirement that we pay interest on the Subordinated Notes in-kind with additional Subordinated Notes. For 2003, funds used in operating activities were primarily attributable to the pretax loss of $(80.1) million and an increase in contract receivables associated with 2003 revenues and delays in collections of these revenues.

Cash provided by investing activities was $4.5 million for the year ended December 31, 2005 compared to cash used in investing activities of $(4.8) million and $(14.7) million for the years ended December 31, 2004 and 2003, respectively. Cash provided by investing activities for 2005 was attributable to a decrease in capital expenditures and the sale of our remaining assets held for sale. The decrease in cash used in investing activities during 2004 from 2003 is attributable to a reduction in our capital expenditures during 2004 as compared to the substantial completion of major upgrades on the Sea Horizon during 2003.

Cash provided by financing activities was $2.8 million for the year ended December 31, 2005 compared to cash provided by financing activities of $30.5 million and $71.8 million for the years ended December 31, 2004 and 2003, respectively. Funds provided by financing activities for 2005 included $55.9 million in payments on debt, offset by $44.2 million from borrowings under the Senior Credit Facilities and $17.8 million net proceeds from the issuance of common stock during 2005. Funds provided by financing activities for 2004 included $71.8 million from the issuance of our Subordinated Notes, offset by net $23.3 million used to reduce our indebtedness under our three revolving credit facilities. The increase in funds provided by financing activities for 2003 was primarily attributable to the additional $55.0 million in secured asset based financing obtained during the second quarter. Also, in 2003, we borrowed additional funds under our revolving credit facilities to meet our short term operating needs.

Working Capital

As of December 31, 2005, we had $74.1 million of working capital compared to $29.0 million of working capital at December 31, 2004. The increase in working capital was primarily attributable to an increase in accounts receivable and the refinancing of debt maturing in 2006. In March 2006, we borrowed $77.4 million, which matures over a 60 month period, to refinance our outstanding related party term debt maturing in March 2007 and other long term debt maturing in 2006. As a result of the refinancing of the debt maturing in 2006, we have classified $17.2 million of our related party term debt and other debt as long-term debt at December 31, 2005. We have classified all of our 8% Subordinated Notes as long-term debt at December 31, 2005 as the 8% Subordinated Note holders have released all of the collateral securing the 8% Subordinated Notes in favor of the Senior Credit Facilities.

Indebtedness

At December 31, 2005, we had approximately $130.1 million of total outstanding debt, including outstanding borrowings of $63.8 million under our Senior Credit Facilities classified as related party term debt, including paid in-kind interest, $11.8 million on our CIT Group term loan, $41.7 million on six other term-debt facilities and $12.8 million on our 8% Subordinated Notes, including paid in-kind interest. The outstanding debt at December 31, 2005 represented an approximate decrease of $102.7 million from the outstanding face amount of debt at December 31, 2004. This decrease in debt was primarily due to the exchange of approximately $85 million aggregate principal amount of Subordinated Notes for equity and the repayment in February 2005 of our revolving credit facilities with Southwest Bank, offset by the net proceeds received from the Senior Credit Facilities. At December 31, 2005, $26.1 million of our debt was classified as current because it matures within the next twelve months or the asset securing the indebtedness is classified as current. We have reflected debt maturing in 2006 that was refinanced in March 2006 as noncurrent at December 31, 2005. See Note 15 of our notes to consolidated financial statements. Interest rates vary from the one-month commercial paper rate plus 2.45% to 15%, and our average interest rate at December 31, 2005 was 10.2%. With the addition of the financing transactions in February and March 2006 described in Note 15 of our notes to consolidated financial statements, our term-debt borrowings require approximately $2.3 million in total monthly principal payments.

On March 31, 2005, we closed the two loans under the Senior Credit Facilities of $30 million and $40 million, respectively, to refinance a portion of our debt maturing in 2005 and provide additional financing to meet our working capital needs. We received proceeds of $44.2 million in this financing transaction, net of $25.8 million, including accrued interest of $0.2 million, that was used to repay all amounts under our CIT Group revolving credit facility. The net proceeds were used to make a $2.0 million prepayment on our CIT Group term loan, pay $3.0 million of closing costs and fees, provide working capital to support operations and other general corporate purposes.

On March 9, 2006, we repaid the outstanding amounts under the Senior Credit Facilities maturing in March 2007 as well as the outstanding amounts under a CIT Group term loan maturing in March 2006 with the financing transaction described under the heading “Recent Events” above in this section and in Note 15 of our notes to consolidated financial statements.

We completed the Exchange Transaction on June 10, 2005 pursuant to which we exchanged debt for equity with all the holders of our Subordinated Notes. We issued 2,400,001 shares of our common stock and one million shares of Series B Preferred Stock to the holders of our Subordinated Notes in exchange for approximately $85 million of the approximately $110 million aggregate principal amount of outstanding Subordinated Notes at June 10, 2005 and all of the 1,400 outstanding shares of our Series A Preferred Stock. These securities were also issued in consideration of (i) all of the holders of our Subordinated Notes consenting to the $70 million Senior Credit Facilities and release of the collateral securing the Subordinated Notes, (ii) amending the terms of the $25 million aggregate principal amount of Subordinated Notes that remained outstanding after the consummation of the Exchange Transaction and, (iii) if applicable, participating in the $70 million Senior Credit Facilities as a lender.

The $25 million of 8% Subordinated Notes that remained outstanding after the Exchange Transaction accrue interest annually at 8% payable in-kind and mature on March 31, 2010. During December 2005, we exchanged approximately $13.2 million principal amount (including accrued and unpaid interest) of our 8% Subordinated Notes in transactions that resulted in the issuance of 1,395,272 shares of our common stock. The 8% Subordinated Notes are subordinate and junior to our existing senior secured debt in all respects. We have classified all of our 8% Subordinated Notes as long-term debt at December 31, 2005 because the 8% Subordinated Notes mature on March 31, 2010 and their holders released all of the collateral securing the 8% Subordinated Notes in the Exchange Transaction.

All of our assets are pledged as collateral to secure our indebtedness. Our loans are collateralized by mortgages on all of our vessels and property and by accounts receivable and claims. Our loans contain customary default and cross-default provisions and covenants that restrict our ability to create additional liens, incur additional indebtedness, enter into affiliate transactions, dispose of assets, make any investments and pay dividends without the lender consent. Our loans also require us to maintain financial ratios at quarterly determination dates. At December 31, 2005, we were in compliance with all the financial covenants required by our credit facilities.

In the event that we do not meet our financial covenants and we are unsuccessful in obtaining waivers of non-compliance, our lenders would have the right to accelerate our debt with them, and cross-default provisions could result in the acceleration of all of our indebtedness. If this occurs, we will have to consider alternatives to settle our existing liabilities with our limited resources.

Claims and Litigation

See Item 3. “Legal Proceedings” of Part II. herein.

Off-Balance Sheet Arrangements

We do not have any significant off-balance sheet arrangements, other than operating leases, that have, or are reasonably likely to have, a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Capital Expenditures

We have fixed debt service and lease payment obligations under notes payable and operating leases for which we have material contractual cash obligations. Interest rates on our debt vary from the one-month commercial paper rate plus 2.45% to 15%, and our average interest rate at December 31, 2005 was 10.2%. The following table summarizes our long-term material contractual cash obligations, including interest payments calculated at the effective interest rate at December 31, 2005 on variable rate debt and the interest rates on our fixed rate debt (in thousands):

	2006	2007	2008	2009	2010	Thereafter	Total

Principal and interest payments on debt	$30,236	$18,138	$13,985	$13,709	$44,309	$36,331	$156,708
Operating leases	2,729	2,471	2,268	136	136	96	7,836

	$32,965	$20,609	$16,253	$13,845	$44,445	$36,427	$164,544

Planned capital expenditures for 2006 are estimated to range from approximately $35 million to $40 million and include the purchase of the Texas Horizon in February 2006 for $23 million and vessel improvements required for specific project needs and scheduled dry-docks. We acquired the Texas Horizon using $12 million cash and $11 million of additional financing, see Note 15 of our notes to consolidated financial statements. These expenditures will depend upon available funds, work awarded and future operating activity.

Critical Accounting Policies And Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We must apply significant, subjective and complex estimates and judgments in this process. Among the factors, but not fully inclusive of all factors, that may be considered by management in these processes are: the range of accounting policies permitted by accounting principles generally accepted in the United States; management’s interpretation and understanding of the accounting policies permitted by accounting principles generally accepted in the United States; management’s understanding of our business; expected rates of business and operational change; sensitivity and volatility associated with the assumptions used in developing estimates; and whether historical trends are expected to be representative of future trends. Among the most subjective judgments employed in the preparation of these financial statements are: estimates of expected costs to complete construction projects; the collectibility of contract receivables and claims; the depreciable lives of and future cash flows to be provided by our equipment and long-lived assets; the expected timing of the sale of assets; the amortization period of maintenance and repairs for dry-docking activity; estimates for the number and related costs of insurance claims for medical care and Jones Act obligations; judgments regarding the outcomes of pending and potential litigation and certain judgments regarding the nature of income and expenditures for tax purposes. We review all significant estimates on a recurring basis and record the effect of any necessary adjustments prior to publication of our financial statements. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, assuming Horizon continues as a going concern, which contemplates the realization of the assets and the satisfaction of liabilities in the normal course of business.

Our significant accounting policies are described in Note 1 of our notes to consolidated financial statements. We consider certain accounting policies to be critical policies due to the significant judgments, subjective and complex estimation processes and uncertainties involved for each in the preparation of our consolidated financial statements. We believe the following represent our critical accounting policies. We have discussed our critical accounting policies and estimates, together with any changes therein, with the audit committee of our board of directors.

Revenue Recognition

Contract revenues for construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to the total estimated costs at completion for each contract. This percentage is applied to the estimated revenue at completion to calculate revenues earned to date. We consider the percentage-of-completion method to be the best available measure of progress on these contracts. We follow the guidance of the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 81-1, “Accounting for Performance of Construction — Type and Certain Production — Type Contracts” relating to the use of the percentage-of-completion method, estimating costs and claim recognition for construction contracts. Estimating costs to complete each contract pursuant to SOP 81-1 is a significant variable in determining the amount of revenues earned to date. We continually analyze the costs to complete each contract and recognize the cumulative impact of revisions in total cost estimates in the period in which the changes become known. In determining total costs to complete each contract, we apply judgment in the estimating process. Contract revenue reflects the original contract price adjusted for agreed upon change orders and unapproved claims. For contract change orders, claims or similar items, we apply judgment in estimating the amounts and assessing the potential for realization. We recognize unapproved claims only when the collection is deemed probable and if the amount can be reasonably estimated for purposes of calculating total profit or loss on long-term contracts. We record revenue and the unbilled receivable for claims to the extent of costs incurred and to the extent we believe related collection is probable and include no profit on claims recorded. Changes in job performance, job conditions and estimated profitability, including those arising from claims and final contract settlements, may result in revisions to estimated costs and revenues and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset “Costs in excess of billings” represents the costs and estimated earnings recognized as revenue in excess of amounts billed as determined on an individual contract basis. The liability “Billings in excess of costs” represents amounts billed in excess of costs and estimated earnings recognized as revenue on an individual contract basis.

For some service contracts related to the salvage of production platforms, revenues are recognized under SEC Staff Accounting Bulletin (SAB) No. 101, “Revenue Recognition in Financial Statements,” and No. 104, “Revenue Recognition,” when all of the following criteria are met; persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller’s price is fixed or determinable; and collectibility is reasonably assured.

The complexity of the estimation process and all issues related to the assumptions, risks and uncertainties inherent with the application of the percentage of completion methodologies affect the amounts reported in our consolidated financial statements. If our business conditions were different, or if we used different assumptions in the application of this accounting policy, it is likely that materially different amounts could be reported in our financial statements. If we used the completed contract method to account for our revenues, our results of operations would reflect greater variability in quarterly revenues and profits as no revenues or costs would be recognized on projects until the projects were substantially complete, which for larger contracts may involve deferrals for several quarters.

Accounts Receivable

Billed receivables represent amounts billed upon the completion of small contracts and progress billings on large contracts in accordance with contract terms and milestones. Unbilled receivables on fixed-price contracts, which are included in costs in excess of billings, arise as revenues are recognized under the percentage-of-completion method. Unbilled amounts on cost-reimbursement contracts represent recoverable costs and accrued profits not yet billed. Allowances for doubtful accounts and estimated nonrecoverable costs primarily provide for losses that may be sustained on unapproved change orders and claims. In estimating the allowance for doubtful accounts, we evaluate our contract receivables and costs in excess of billings and thoroughly review historical collection experience, the financial condition of our customers, billing disputes and other factors. When we ultimately conclude that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts.

We negotiate change orders and unapproved claims with our customers. In particular, unsuccessful negotiations of unapproved claims could result in decreases in estimated contract profit or additional contract losses, while successful claims negotiations could result in increases in estimated contract profit or recovery of previously recorded contract losses. Any future significant losses on receivables would further adversely affect our financial position, results of operations and our overall liquidity.

Other Assets

Other assets consist principally of capitalized dry-dock costs, prepaid loan fees, and deposits. Deposits consist of security deposits on office leases as of December 31, 2005 and 2004.

Dry-dock costs are direct costs associated with scheduled major maintenance on our marine vessels and are capitalized and amortized over a five-year cycle. We incurred and capitalized dry-dock costs of $5.5 million in 2005, $11.9 million in 2004 and $4.9 million in 2003.

Loan fees paid in connection with new loan facilities are deferred and amortized over the term of the respective loans. The amortization of the deferred loan fees is recorded as interest expense in the accompanying consolidated statements of operations. In connection with closing the loans under the Senior Credit Facilities on March 31, 2005, we incurred and capitalized $3.0 million in closing fees. As of December 31, 2004, we had incurred and capitalized loan fees of $10.7 million in connection with the issuance of the Subordinated Notes in 2004.

Property and Equipment

We use the units-of-production method to calculate depreciation on our major barges and vessels to approximate the wear and tear of normal use. The annual depreciation based on utilization of each vessel will not be less than 25% of annual straight-line depreciation, and the cumulative depreciation based on utilization of each vessel will not be less than 50% of cumulative straight-line depreciation. Accelerated depreciation methods are used for tax purposes. The useful lives of our major barges and vessels are 18 years. Upon sale or retirement, the cost of the equipment and accumulated depreciation are removed from the accounts and any gain or loss is recognized. We periodically review the remaining useful lives of our vessels and revise the estimated lives over current and future periods. If we alternatively applied only a straight-line depreciation method, less depreciation expense would be recorded in periods of high vessel utilization and more depreciation expense would be recorded in periods of low vessel utilization. We believe the method we use better matches costs with the physical use of the equipment.

When events or changes in circumstances indicate that assets may be impaired, we review long-lived assets for impairment and evaluate whether the carrying value of the asset may not be recoverable according to Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Changes in our business plans, a significant decrease in the market value of a long-lived asset, a change in the physical condition of a long-lived asset or the extent or manner in which it is being used, or a severe or sustained downturn in the oil and gas industry, among other factors, are considered triggering events. The carrying value of each asset is compared to the estimated undiscounted future net cash flows for each asset or asset group. If the carrying value of any asset is more than the estimated undiscounted future net cash flows expected to result from the use of the asset, a write-down of the asset to estimated fair market value must be made. When quoted market prices are not available, fair value must be determined based upon other valuation techniques. This could include appraisals or present value calculations of estimated future cash flows. In the calculation of fair market value, including the discount rate used and the timing of the related cash flows, as well as undiscounted future net cash flows, we apply judgment in our estimates and projections, which could result in varying levels of impairment recognition.

Stock-Based Compensation

Pursuant to SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of SFAS No. 123”, we have elected to account for stock-based employee compensation under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. For stock-based compensation grants to non-employees, we recognize as compensation expense the fair market value of such grants as calculated pursuant to SFAS No. 123, amortized ratably over the lesser of the vesting period of the respective option or the individual’s expected service period. In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)), which mandates expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. We will begin to recognize compensation expense using the modified prospective method under SFAS No. 123(R) for stock options in the first quarter of 2006. We currently expect to recognize approximately $37,000 of compensation expense in 2006 for stock options issued and outstanding at December 31, 2005.

Federal Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of income tax expense for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. We must make significant assumptions, judgments and estimates to determine our current provision for income taxes and also our deferred tax assets and liabilities and any valuation allowance to be recorded against our net deferred tax asset. The current provision for income tax is based upon the current tax laws and our interpretation of these laws, as well as the probable outcomes of any foreign or domestic tax audits. The value of our net deferred tax asset is dependent upon our estimates of the amount and category of future taxable income and is reduced by the amount of any tax benefits that are not expected to be realized. Actual operating results and the underlying amount and category of income in future years could render our current assumptions, judgments and estimates of recoverable net deferred taxes inaccurate, thus impacting our financial position and results of operations. Certain past changes in ownership have limited our ability to realize portions of the loss carryforwards, and future changes in ownership may further limit the loss carryforward.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period), the corporation’s ability to use its pre-change of control net operating loss carryforwards against its post-change of control income may be limited. The Exchange Transaction caused us to undergo an ownership change under Section 382 of the Internal Revenue Code. As a result of this ownership change, the amount of our pre-change of control net operating losses that may be utilized to offset future taxable income is subject to an annual limitation. The limitation under Section 382 is defined as the product obtained by multiplying (i) the aggregate market value of our stock, as applicable, immediately prior to the ownership change (with certain adjustments) by (ii) the highest of the long-term tax exempt rate in effect for any month in the 3-calendar month period ending with the calendar month in which the change date occurs. If a corporation has a net unrealized built-in gain that exceeds a certain threshold, the Section 382 limitation for each of the first five years following the ownership change will be increased by the amount of any recognized built-in gains for the year. Following the Exchange Transaction, the utilization of our net operating loss carryforwards incurred prior to June 2005 is subject to an annual limitation of approximately $0.5 million. We estimate that the amount of pre-June 2005 net operating losses that we can utilize during the loss carryforward period expiring beginning in 2016 is limited to approximately $10 million under Section 382, supplemented by an additional $19.7 million of net unrealized built-in gains. We have reduced our gross deferred tax asset and valuation allowance to reflect the reduced amount of net operating losses available under this limitation. These limitations on our ability to utilize our net operating loss carryforwards could result in an increase in our federal income tax liability in future taxable periods, which could affect our after-tax cash flow.

Recent Accounting Pronouncements

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB No. 20 and FAS No. 3” (“SFAS No. 154”). SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 is required to be adopted in fiscal years beginning after December 15, 2005. We expect that the adoption of SFAS No. 154 in fiscal 2006 will not have a significant impact on our financial position, results of operations or cash flow.